EXHIBIT 24.1
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints B. K. Chin, Peter S. Atkinson and Russell J. Robicheaux, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf individually and in each capacity stated below a registration statement on Form S-8 and any and all amendments (including post-effective amendments) to such registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ B.K. Chin B.K. Chin	Chairman of the Board and Chief Executive Officer	October 31, 2007

/s/ Peter S. Atkinson Peter S. Atkinson	President and Chief Financial Officer	October 31, 2007

/s/ John A. Clerico	Director	October 31, 2007
John A. Clerico

/s/ Lawrence R. Dickerson	Director	October 31, 2007
Lawrence R. Dickerson

/s/ Edward P. Djerejian	Director	October 31, 2007
Edward P. Djerejian

/s/ Larry E. Farmer	Director	October 31, 2007
Larry E. Farmer

/s/ Edgar G. Hotard	Director	October 31, 2007
Edgar G. Hotard

/s/ Richard A. Pattarozzi	Director	October 31, 2007
Richard A. Pattarozzi

/s/ James L. Payne	Director	October 31, 2007
James L. Payne

/s/ Michael J. Pollock	Director	October 31, 2007
Michael J. Pollock